Exhibit 99.4
Updated Item 2.       Management’s Discussion and Analysis of Financial Condition and Results of Operations
Note:    The information contained in this Item has been updated for the classification error as further detailed in the Current Report on Form 8-K filed herewith. This item has not been updated for any other changes since the filing of the 1Q 2017 Form 10-Q. For significant developments since the filing of the 1Q 2017 Form 10-Q, refer to our filings with the SEC.

This discussion and analysis of the operating results for the three months ended March 31, 2017 and financial condition at March 31, 2017 is intended to help readers analyze the accompanying financial statements, notes and other supplemental information contained in this document. Results of operations for the three month period ended March 31, 2017 are not necessarily indicative of results to be attained for any other period.
This discussion and analysis should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report and Part II, Item 7 of the Company’s Form 10-K/A (Management’s Discussion and Analysis of Financial Condition and Results of Operation) for the year ended December 31, 2016, as filed with the SEC on March 20, 2017.
General
Throughout the following sections, the “Company” refers to 1ST Constitution Bancorp and, as the context requires, its wholly-owned subsidiary, 1ST Constitution Bank (the “Bank”), and the Bank’s wholly-owned subsidiaries, 1ST Constitution Investment Company of New Jersey, Inc., FCB Assets Holdings, Inc., LLC, 204 South Newman Street Corp. and 249 New York Avenue, LLC.  1ST Constitution Capital Trust II (“Trust II”), a subsidiary of the Company, is not included in the Company’s consolidated financial statements as it is a variable interest entity and the Company is not the primary beneficiary.
Trust II, a subsidiary of the Company, was created in May 2006 to issue trust preferred securities to assist the Company in raising additional capital.
The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Company was organized under the laws of the State of New Jersey in February 1999 for the purpose of acquiring all of the issued and outstanding stock of the Bank, a full service commercial bank that began operations in August 1989, thereby enabling the Bank to operate within a bank holding company structure. The Company became an active bank holding company on July 1, 1999. Other than its ownership interest in the Bank, the Company currently conducts no other significant business activities.
The Bank operates eighteen branches and manages an investment portfolio through its subsidiary, 1ST Constitution Investment Company of New Jersey, Inc.   FCB Assets Holdings, Inc., a subsidiary of the Bank, is used by the Bank to manage and dispose of repossessed real estate.
When used in this Quarterly Report on Form 10-Q for the three month period ended March 31, 2017 (this "Form 10-Q"), the words "the Company," "we," "our," and "us" refer to 1st Constitution Bancorp and its wholly-owned subsidiaries, unless we indicate otherwise.

Forward-Looking Statements
This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  When used in this and in future filings by the Company with the SEC, in the Company’s press releases and in oral statements made with the approval of an authorized executive officer of the Company, the words or phrases “will,” “will likely result,” “could,” “anticipates,” “believes,” “continues,” “expects,” “plans,” “will continue,” “is anticipated,” “estimated,” “project” or “outlook” or similar expressions (including confirmations by an authorized executive officer of the Company of any such expressions made by a third party with respect to the Company) are intended to identify forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.
Factors that may cause actual results to differ from those results expressed or implied, include, but are not limited to, those listed under “Business”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2016 filed with the SEC on March 20, 2017, such as the overall economy and the interest rate environment; the ability of customers to repay their obligations; the adequacy of the allowance for loan losses; competition; significant changes in accounting, tax or regulatory practices and requirements; certain interest rate risks; risks associated with investments in mortgage-backed securities; risks associated with speculative construction lending; and risks associated with safeguarding information technology systems. Although management has taken certain steps to mitigate any negative effect of the aforementioned items, significant unfavorable changes could severely impact the assumptions used and could have an adverse effect on profitability. The Company undertakes no obligation to publicly revise any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements, except as required by law.
RESULTS OF OPERATIONS
Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016

Summary
The Company reported net income of $1.9 million for the three months ended March 31, 2017 and $2.2 million for the three months ended March 31, 2016. Net income per diluted share was $0.23 for the first quarter of 2017 compared to net income per diluted share of $0.27 for the first quarter of 2016.
Return on average assets and return on average equity were 0.79% and 7.54%, respectively, for the three months ended March 31, 2017 compared to return on average assets and return on average equity of 0.94% and 9.29%, respectively, for the three months ended March 31, 2016. Book value and tangible book value per share were $13.28 and $11.69, respectively at March 31, 2017.
First Quarter Highlights

•
Net interest income was $8.2 million in the first quarter of 2017, an increase of $106,000 from $8.1 million in the first quarter of 2016, and the net interest margin was 3.64% and 3.74% on a tax equivalent basis for the respective periods.

•	Non-interest income increased $807,000 to $2.4 million for the three months ended March 31, 2017 compared to $1.6 million for the three months ended March 31, 2016.

•	Non-performing assets were $7.9 million or 0.78% of assets at March 31, 2017 compared to $5.4 million and 0.52% of assets at December 31, 2016.

•	The Bank recorded a provision for loan losses in the amount of $150,000 in the first quarter of 2017 and net charge-offs were $94,000.

•
Commercial business, commercial real estate and construction loans totaled $467.3 million at March 31, 2017 and increased $65.8 million and $29.2 million compared to $401.5 million at March 31, 2016 and $438.1 million at December 31, 2016, respectively.

•
On March 17, 2017, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.05 per common share, which was paid on April 25, 2017 to all shareholders of record as of the close of business on April 3, 2017.

Earnings Analysis
The Bank’s results of operations depend primarily on net interest income, which is primarily affected by the market interest rate environment, the shape of the U.S. Treasury yield curve and the difference between the yield on interest-earning assets and the rate paid on interest-bearing liabilities.  Other factors that may affect the Bank’s operating results are general and local economic and competitive conditions, government policies and actions of regulatory authorities.

Net Interest Income
Net interest income, the Company’s largest and most significant component of operating income, is the difference between interest and fees earned on loans and other earning assets and interest paid on deposits and borrowed funds. This component represented 77.4% of the Company’s net revenues (defined as net interest income plus non-interest income) for the three months ended March 31, 2017 compared to 83.6% of net revenues for the three months ended March 31, 2016. Net interest income as a percentage of net revenues declined due to the $807,000, or 50.6%, increase in non-interest income in the first quarter of 2017, resulting in non-interest income being a greater percentage of net revenues, compared to the first quarter of 2016. Net interest income also depends upon the relative amount of average interest-earning assets, average interest-bearing liabilities and the interest rate earned or paid on them, respectively.

The following tables set forth the Company’s consolidated average balances of assets and liabilities and shareholders’ equity, as well as interest income and expense on related items, and the Company’s average yield or rate for the three months ended March 31, 2017 and 2016. The average rates are derived by dividing interest income and expense by the average balance of assets and liabilities, respectively.

(Dollars in thousands)	Three months ended March 31, 2017			Three months ended March 31, 2016
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets:
Federal Funds Sold/Short-Term Investments	$40,048	$72	0.73%	$42,564	$49	0.46%
Investment Securities:
Taxable	137,795	815	2.37%	135,212	817	2.42%
Tax-exempt (4)	94,635	817	3.45%	80,661	770	3.82%
Total	232,430	1,632	2.81%	215,873	1,587	2.94%
Loan Portfolio: (1)
Construction	99,221	1,326	5.35%	92,444	1,233	5.28%
Residential real estate	42,700	434	4.07%	39,041	406	4.16%
Home Equity	22,439	245	4.43%	23,183	226	3.92%
Commercial Real Estate	250,441	3,126	4.99%	204,353	3,017	5.84%
Commercial Business	72,542	877	4.84%	83,917	931	4.39%
SBA Loans	22,498	364	6.56%	20,983	306	5.87%
Mortgage warehouse lines	151,937	1,582	4.16%	165,272	1,717	4.11%
Loans Held for Sale	5,224	89	6.81%	6,301	51	3.24%
All Other Loans	2,288	12	2.10%	2,002	12	2.37%
Total	669,290	8,055	4.82%	637,496	7,899	4.91%
Total Interest-Earning Assets	941,768	$9,759	4.15%	895,933	$9,535	4.22%
Allowance for Loan Losses	(7,549)			(7,618)
Cash and Due From Bank	5,354			5,175
Other Assets	58,203			58,976
Total Assets	$997,776			$952,466
Liabilities and Shareholders’ Equity:
Money Market and NOW Accounts	$320,575	$317	0.4%	$296,717	$269	0.36%
Savings Accounts	211,936	322	0.62%	203,328	270	0.53%
Certificates of Deposit	142,481	404	1.15%	143,702	411	1.15%
Other Borrowed Funds	21,517	127	2.39%	27,080	136	2.02%
Redeemable Subordinated Debt	18,557	119	2.57%	18,557	99	2.10%
Total Interest-Bearing Liabilities	715,066	$1,289	0.72%	689,384	$1,185	0.68%
Net Interest Spread (2)			3.43%			3.54%
Demand Deposits	170,031			157,790
Other Liabilities	7,127			8,134
Total Liabilities	892,224			855,308
Shareholders’ Equity	105,552			97,158
Total Liabilities and Shareholders’ Equity	$997,776			$952,466
Net Interest Margin (3)		$8,470	3.64%		$8,350	3.74%

(1)
Loan origination fees are considered an adjustment to interest income.  For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale. Please refer to Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation under the heading “Non-Performing Assets” for a discussion of the Bank’s policy with regard to non-accrual loans.

(2)	The net interest rate spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(3)	The net interest margin is equal to net interest income divided by average interest-earning assets.

(4)	Tax-equivalent basis. The tax equivalent adjustment was $264 and $250 for the three months ended March 31, 2017 and March 31, 2016, respectively.
Three months ended March 31, 2017 compared to three months ended March 31, 2016
Net interest income was $8.2 million for the three months ended March 31, 2017, which represented an increase of $106,000 compared to net interest income of $8.1 million for the three months ended March 31, 2016. Total interest income was $9.5 million for the three months ended March 31, 2017 compared to $9.3 million for the three months ended March 31, 2016. Total interest income increased primarily due to a net increase of $31.8 million in average loans, reflecting growth primarily in commercial real estate and construction loans, which was partially offset by declines in the average balances of mortgage warehouse and commercial business loans. Average interest-earning assets were $941.8 million for the three month period ended March 31, 2017 compared to $895.9 million for the three month period ended March 31, 2016. The average yield on interest-earning assets decreased to 4.15% for the three months ended March 31, 2017 compared to the average yield on interest-earning assets of 4.22% for the three months ended March 31, 2016. The lower yield earned on average interest-earning assets for the first quarter of 2017 reflected primarily the lower yield earned on commercial real estate and investments as new commercial real estate loans were originated at yields lower than the average yield on commercial real estate loans in the prior period and investments were purchased at yields lower than the average yield on investments in the prior period. The 75 basis point increase in the Federal Reserve's targeted federal funds rate and the corresponding increase in the prime rate since December of 2015 have had a positive effect on the yields of construction, commercial business, Small Business Administration ("SBA"), home equity and other loans with variable interest rates in the first quarter of 2017.
Interest expense on average interest-bearing liabilities was $1.3 million, with an interest cost of 0.72%, for the first quarter of 2017 compared to $1.2 million, with an interest cost of 0.68%, for the first quarter of 2016. The increase of $104,000 in interest expense on interest-bearing liabilities for the first quarter of 2017 compared to the first quarter of 2016 primarily reflected higher short-term market interest rates in the first quarter of 2017 compared to the first quarter of 2016.
The net interest margin, on a tax-equivalent basis, declined to 3.64% for the three months ended March 31, 2017 compared to 3.74% for the three months ended March 31, 2016, primarily due to the lower yield on interest-earning assets and the higher cost of average interest-bearing liabilities.
Average interest-earning assets increased by $45.8 million, or 5.12%, to $941.8 million for the three month period ended March 31, 2017 from $895.9 million for the three month period ended March 31, 2016 due primarily to the increase in average loans and average investment securities balances.
Average interest-bearing liabilities increased by $25.7 million, or 3.73%, to $715.1 million for the three months ended March 31, 2017 from $689.4 million for the three months ended March 31, 2016 due primarily to increases in money market and NOW accounts and savings accounts.
Provision for Loan Losses
Three months ended March 31, 2017 compared to three months ended March 31, 2016
Management considers a complete review of the following specific factors in determining the provisions for loan losses: historical losses by loan category, the level of non-accrual loans and problem loans as identified through internal review and classification, collateral values and the growth, size and risk elements of the loan portfolio. In addition to these factors, management takes into consideration current economic conditions and local real estate market conditions.
In general, over the last three years, the Bank experienced an improvement in loan credit quality and achieved a steady resolution of non-performing loans and assets related to the severe recession, which was reflected in the current level of non-performing loans at March 31, 2017. Net charge-offs of commercial business and commercial real estate loans in 2017, 2016 and 2015 have declined significantly, which has resulted in a reduction of the historical loss factors for these segments of the loan portfolio that were applied by management to estimate the allowance for loan losses at March 31, 2017. For the first quarter of 2017, the Bank recorded a provision for loan losses of $150,000 and net charge-offs of $94,000 compared to a $200,000 credit (negative) provision for loan losses and net charge-offs of $58,000 recorded in the first quarter of 2016. A provision for loan losses of $150,000 was recorded in the first quarter of 2017 due primarily to the increase in loans. The allowance for loan losses was $7.6 million, or 1.12% of loans, at March 31, 2017 compared to $7.3 million, or 1.11% of loans, at March 31, 2016 and $7.5 million, or 1.03% of loans, at December 31, 2016.

At March 31, 2017, non-performing loans increased by $2.2 million to $7.4 million from $5.2 million at December 31, 2016 and the ratio of non-performing loans to total loans increased to 1.10% at March 31, 2017 compared to 0.72% at December 31, 2016.   The increase in non-performing loans was due primarily to a $4.0 million shared national credit syndicated loan that was placed on non-accrual in the first quarter of 2017.
Non-Interest Income
Three months ended March 31, 2017 compared to three months ended March 31, 2016
Total non-interest income was $2.4 million for the first quarter of 2017, an increase of $807,000, or 50.6%, compared to $1.6 million for the first quarter of 2016. The increase in non-interest income for the first quarter of 2017 was due primarily to an increase of $686,000 in gains on sales of loans to $1.6 million compared to gains on sales of loans of $903,000 for the first quarter of 2016 and an increase in other income of $178,000 to $528,000 compared to other income of $350,000 for the first quarter of 2016.
The Bank originates and sells commercial loans guaranteed by the SBA and residential mortgage loans in the secondary market. SBA guaranteed commercial lending activity and loan sales vary from period to period. In the first quarter of 2017, $3.9 million of SBA loans were sold and gains of $335,000 were recorded compared to $5.3 million of loans sold and gains of $482,000 recorded in the first quarter of 2016.
In the first quarter of 2017, $38.4 million of residential mortgages were sold and $1.2 million of gains were recorded compared to $24.0 million of loans sold and $421,000 of gains recorded in the first quarter of 2016. Residential mortgage lending activity was higher in the first quarter of 2017 compared to the first quarter of 2016 due primarily to a new residential mortgage lending team that joined the Bank in August 2016.
Service charge revenues were slightly lower at $154,000 for the three months ended March 31, 2017 compared to $197,000 for the three months ended March 31, 2016. The decline was due primarily to lower customer fees for insufficient funds.
Non-interest income also includes income from bank-owned life insurance (“BOLI”), which amounted to $130,000 for the three months ended March 31, 2017 compared to $144,000 for the three months ended March 31, 2016.
Gain on sales of securities in the first quarter of 2017 was $106,000, due to the sale of $2.0 million of investment securities. There were no sales of investment securities in the first quarter of 2016.
The other income component of non-interest income increased to $422,000 for the three months ended March 31, 2017 compared to $350,000 for the three months ended March 31, 2016. The Bank generates non-interest income from a variety of fee-based services. These include safe deposit box rental fees, wire transfer service fees and automated teller machine fees for non-Bank customers.
Non-Interest Expenses
Non-interest expenses were $7.7 million for the three months ended March 31, 2017 compared to $6.6 million for the three months ended March 31, 2016. The increase of $1.0 million, or 15.6%, in total non-interest expenses was due primarily to a $496,000, or 12.4%, increase in salaries and employee benefits expenses, an increase in other non-interest expenses of $434,000, or 69.4%, and an increase in occupancy expense of $47,000, or 5.4%, which were partially offset by a decrease of $38,000, or 32.2%, in FDIC insurance expense.

The following table presents the major components of non-interest expenses for the three months ended March 31, 2017 and 2016:

Non-interest Expenses
(Dollars in thousands)	Three months ended March 31,
	2017	2016
Salaries and employee benefits	$4,501	$4,005
Occupancy expense	919	872
Data processing expenses	318	313
FDIC insurance expense	80	118
Other real estate owned expenses	4	29
Equipment expense	123	123
Marketing	72	47
Regulatory, professional and other fees	460	362
Directors’ fees	23	25
Amortization of intangible assets	97	105
Other operating expenses	1,059	625
Total	$7,656	$6,624
`
Three months ended March 31, 2017 compared to three months ended March 31, 2016
Salaries and employee benefits, which represent the largest portion of non-interest expenses, increased by $496,000, or 12.4%, to $4.5 million for the three months ended March 31, 2017 compared to $4.0 million for the three months ended March 31, 2016. The increase in salaries and employee benefits was due primarily to an increase of $221,000 in commissions paid to residential loan officers, $334,000 of salaries for additional commercial loan, business development and residential mortgage personnel, merit increases and increases in employee benefits expense. Commission expense increased due to the higher volume of residential mortgages originated and sold in the first quarter of 2017 compared to the first quarter of 2016. Full-time equivalent employees at March 31, 2017 increased to 194 compared to 173 full-time equivalent employees at March 31, 2016.
Occupancy expense increased by $47,000, or 5.4%, to $919,000 for the three months ended March 31, 2017 compared to $872,000 for the three months ended March 31, 2016.  The increase for the three months ended March 31, 2017 compared to the three months ended March 31, 2016 was due primarily to the addition of four residential loan offices in the third quarter of 2016.
The cost of data processing services of $318,000 was relatively unchanged for the three months ended March 31, 2017 compared to $313,000 for the three months ended March 31, 2016.
FDIC insurance expense decreased $38,000, or 32.2%, to $80,000 for the three months ended March 31, 2017 compared to $118,000 for the three months ended March 31, 2016 primarily due to a lower assessment rate that reflected the improvement in asset quality and the improved financial performance of the Bank in the last two years and a lower assessment rate for smaller banks.
Other real estate owned expenses decreased to $4,000 for the three months ended March 31, 2017 compared to $29,000 for the three months ended March 31, 2016 due to the lower level of OREO assets in the first quarter of 2017 compared to the first quarter of 2016. At March 31, 2017, the Company held one residential property and one commercial property with a combined carrying value of $431,000 as OREO compared to two properties with an aggregate carrying value of $1.1 million at March 31, 2016.
Regulatory, professional and other fees increased $98,000, or 27.1%, to $460,000 for the first quarter of 2017 compared to $362,000 for the first quarter of 2016 due to higher professional and consulting fees. The levels of regulatory, professional and consulting fees have increased over the last several years due primarily to compliance with increased regulatory requirements, management of enterprise risk and information security and additional internal and external audit fees, including attestation requirements regarding internal controls over financial reporting as a result of the Company becoming an "Accelerated Filer" for SEC reporting purposes for the year ended December 31, 2016 and subsequent periods.
Other expenses increased by $434,000 to $1.1 million for the three months ended March 31, 2017 compared to $625,000 for the three months ended March 31, 2016. In the first quarter of 2017, management updated its deferred loan origination cost analysis and methodology. As a result, approximately $500,000 of deferred loan origination costs at December 31, 2016 were identified and charged to expense in the first quarter of 2017. Management evaluated this adjustment and determined it was immaterial to the financial condition and results of operations for the year ended December 31, 2016 and the three months ended March 31, 2017.

Income Taxes
Three months ended March 31, 2017 compared to three months ended March 31, 2016
Pre-tax income was $2.8 million for the three months ended March 31, 2017 compared to $3.3 million for the three months ended March 31, 2016.
The Company recorded income tax expense of $852,000 for the three months ended March 31, 2017 compared to $1.0 million for the three months ended March 31, 2016. Income tax expense decreased primarily due to the decrease in pre-tax income. The effective income tax rate was 30.4% for the three months ended March 31, 2017 compared to 32.0% for the three months ended March 31, 2016. The effective tax rate decreased due to the higher percentage of the net amount of tax-exempt interest income and income on BOLI to pre-tax income in the first quarter of 2017 compared to the first quarter of 2016.
Financial Condition
March 31, 2017 Compared with December 31, 2016
Total consolidated assets at March 31, 2017 were $1.01 billion, representing a decrease of $28.3 million, or 2.7%, from total consolidated assets of $1.04 billion at December 31, 2016.  The decrease in assets was primarily attributable to a decrease of $48.4 million in total loans and a $11.5 million decrease in loans held for sale, which were partially offset by a $33.0 million increase in cash and due from banks.
Cash and Cash Equivalents
Cash and cash equivalents at March 31, 2017 totaled $47.9 million compared to $14.9 million at December 31, 2016, an increase of $33.0 million. To the extent that the Bank does not utilize funds for loan originations or securities purchases, the cash inflows are invested in overnight deposits at the Federal Reserve Bank of New York.
Loans Held for Sale
Loans held for sale at March 31, 2017 were $3.4 million compared to $14.8 million at December 31, 2016. The amount of loans held for sale varies from period to period due to changes in the amount and timing of sales of residential mortgages.
Investment Securities
Investment securities represented approximately 22.9% of total assets at March 31, 2017 and approximately 22.2% of total assets at December 31, 2016. Total investment securities increased $901,000, or 0.4%, to $231.5 million at March 31, 2017 from $230.6 million at December 31, 2016. Purchases of investment securities totaled $23.2 million during the three months ended March 31, 2017, and proceeds from sales, calls, maturities and repayments totaled $22.1 million during the period.
Securities available for sale are investments that may be sold in response to changing market and interest rate conditions or for other business purposes.  Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create economically attractive returns.  At March 31, 2017, securities available for sale totaled $105.6 million, an increase of $1.8 million, or 1.7%, compared to securities available for sale totaling $103.8 million at December 31, 2016.
At March 31, 2017, the securities available for sale portfolio had net unrealized losses of $365,000 compared to net unrealized losses of $464,000 at December 31, 2016.  These unrealized losses were reflected, net of tax, in shareholders’ equity as a component of accumulated other comprehensive income.
Securities held to maturity, which are carried at amortized historical cost, are investments for which there is the positive intent and ability to hold to maturity.  At March 31, 2017, securities held to maturity were $125.9 million, a decrease of $870,000 from $126.8 million at December 31, 2016.  The fair value of the held to maturity portfolio at March 31, 2017 was $127.8 million.
Loans
The loan portfolio, which represents the Bank's largest asset, is a significant source of both interest and fee income. Elements of the loan portfolio are subject to differing levels of credit and interest rate risk. The Bank’s primary lending focus continues to be financing mortgage warehouse lines, construction loans, commercial business loans, owner-occupied commercial mortgage loans and commercial real estate loans on income-producing assets.

The following table represents the components of the loan portfolio at March 31, 2017 and December 31, 2016:

Loan Portfolio Composition
(Dollars in thousands)
	March 31, 2017		December 31, 2016
Component	Amount	%	Amount	%
Construction loans	$107,722	16%	$96,035	13%
Residential real estate loans	41,608	6%	44,791	6%
Commercial business	101,466	16%	99,650	15%
Commercial real estate	258,130	38%	242,393	33%
Mortgage warehouse lines	142,666	21%	216,259	30%
Loans to individuals	23,567	3%	23,736	3%
All other loans	177	—%	207	—%
Gross loans	675,336		723,071
Deferred loan fees and costs, net	1,075		1,737
Total loans	$676,411	100%	$724,808	100%
Total loans decreased by $48.4 million, or 6.7%, to $676.4 million at March 31, 2017 compared to $724.8 million at December 31, 2016 due primarily to the decrease in mortgage warehouse loans. Due to the seasonality of the Bank's mortgage warehouse funding group, it is also important to measure changes in the Bank's loan portfolio through comparisons to the loan portfolio at March 31, 2016. Commercial business, commercial real estate and construction loans were $467.3 million at March 31, 2017 and increased $65.8 million, or 16.4%, compared to $401.5 million at March 31, 2016.
Mortgage warehouse lines' outstanding balances decreased $73.6 million to $142.7 million at March 31, 2017 compared to $216.3 million at December 31, 2016, reflecting lower levels of residential mortgage originations by the Bank’s mortgage banking customers that were primarily due to the seasonality of home purchase activity in our markets and a lower level of residential mortgage loan refinancing activity due to higher mortgage interest rates in the first quarter of 2017.
The Bank’s mortgage warehouse funding group provides revolving lines of credit that are available to licensed mortgage banking companies. The warehouse line of credit is used by the mortgage banker to finance the origination of one-to-four family residential mortgage loans that are pre-sold to the secondary mortgage market, which includes state and national banks, national mortgage banking firms, insurance companies and government-sponsored enterprises, including the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association.  On average, an advance under the warehouse line of credit remains outstanding for a period of less than 30 days, with repayment coming directly from the sale of the loan into the secondary mortgage market.  Interest and a transaction fee are collected by the Bank at the time of repayment.   The Bank funded $738.8 million of residential mortgages through customers' warehouse lines of credit in the first quarter of 2017 compared to $805.5 million in the first quarter of 2016.
Commercial business loans increased $1.8 million, or 1.8%, to $101.5 million during the first quarter of 2017. Commercial business loans consist primarily of loans to small and middle market businesses and are typically working capital loans used to finance inventory, receivables or equipment needs. These loans are generally secured by business assets of the commercial borrower.
Commercial real estate loans increased $15.7 million, or 6.5%, to $258.1 million during the first quarter of 2017. Commercial real estate loans consist  primarily of loans to businesses collateralized by real estate employed in the business and loans to finance income-producing properties.
Construction loans increased $11.7 million to $107.7 million during the first quarter of 2017. Construction financing is provided to businesses to expand their facilities and operations and to real estate developers for the acquisition, development and construction of residential properties and income-producing properties. First mortgage construction loans are made to developers and builders for single family homes or multi-family buildings that are presold, or are to be sold or leased on a speculative basis. The Bank lends to developers and builders with established relationships, successful operating histories and sound financial resources.
The Bank also finances the construction of individual, owner-occupied single family homes. These loans are made to qualified individual borrowers and are generally supported by a take-out commitment from a permanent lender.
The ability of the Company to enter into larger loan relationships and management’s philosophy of relationship banking are key factors in the Company’s strategy for loan growth.  The ultimate collectability of the loan portfolio and recovery of the carrying amount of real estate are subject to changes in the economic environment and real estate market in the Company’s market region.

Non-Performing Assets
Non-performing assets consist of non-performing loans and other real estate owned. Non-performing loans are composed of (1) loans on a non-accrual basis and (2) loans which are contractually past due 90 days or more as to interest and principal payments but which have not been classified as non-accrual. Included in non-accrual loans are loans whose terms have been restructured to provide a reduction or deferral of interest and/or principal because of deterioration in the financial position of the borrower and which have not performed in accordance with the restructured terms.
The Bank’s policy with regard to non-accrual loans is that, generally, loans are placed on a non-accrual status when they are 90 days past due, unless these loans are well secured and in process of collection or, regardless of the past due status of the loan, when management determines that the complete recovery of principal or interest is in doubt.  Consumer loans are generally charged off after they become 120 days past due.  Subsequent payments on loans in non-accrual status are credited to income only if collection of principal is not in doubt.
Non-accrual loans increased $2.2 million to $7.4 million at March 31, 2017 from $5.2 million at December 31, 2016. During the first quarter of 2017, $1.8 million of non-performing loans were resolved and $4.0 million of loans were placed on non-accrual. The major segments of non-accrual loans consist of commercial business, commercial real estate and residential real estate loans, which are in the process of collection. The table below sets forth non-performing assets and risk elements in the Bank’s portfolio for the periods indicated.

Non-Performing Assets and Loans	March 31,	December 31,
(Dollars in thousands)	2017	2016
Non-performing loans:
Loans 90 days or more past due and still accruing	$46	$24
Non-accrual loans	7,373	5,174
Total non-performing loans	7,419	5,198
Other real estate owned	431	166
Other repossessed assets	—	—
Total non-performing assets	7,850	5,364
Performing troubled debt restructurings	3,186	864
Performing troubled debt restructurings and total non-performing assets	$11,036	$6,228

Non-performing loans to total loans	1.10%	0.72%
Non-performing loans to total loans excluding mortgage warehouse lines	1.39%	1.02%
Non-performing assets to total assets	0.78%	0.52%
Non-performing assets to total assets excluding mortgage warehouse lines	0.91%	0.65%
Total non-performing assets and performing troubled debt restructurings to total assets	1.09%	0.60%
Non-performing loans to total loans increased to 1.10% at March 31, 2017 from 0.72% at December 31, 2016 principally due to a $4.0 million shared national credit syndicated loan that was downgraded to doubtful and placed on non-accrual in the first quarter of 2017.
Non-performing assets increased by $2.5 million to $7.9 million at March 31, 2017 from $5.4 million at December 31, 2016.  Other real estate owned totaled $431,000 at March 31, 2017 compared to $166,000 at December 31, 2016.  OREO at March 31, 2017 was comprised of one residential property and one commercial property with a combined aggregate carrying value of $431,000.
At March 31, 2017, the Bank had eight loans totaling $5.3 million which were troubled debt restructurings.  Three of these loans totaling $2.1 million are included in the above table as non-accrual loans and the remaining five loans totaling $3.2 million are considered performing. At December 31, 2016, the Bank had nine loans totaling $4.5 million that were troubled debt restructurings. Five of these loans totaling $3.6 million are included in the above table as non-accrual loans and the remaining four loans totaling $864,000 are considered performing.
As provided by ASC 310-30, the excess of cash flows expected at acquisition over the initial investment in the loan is recognized as interest income over the life of the loan. Accordingly, loans acquired with evidence of deteriorated credit quality totaling $420,000 at March 31, 2017 and $439,000 at December 31, 2016 were not classified as non-performing loans.
Non-performing assets represented 0.78% of total assets at March 31, 2017 compared to 0.52% of total assets at December 31, 2016.

Management takes a proactive approach in addressing delinquent loans. The Company’s President and Chief Executive Officer meets weekly with all loan officers to review the status of credits past-due 10 days or more. An action plan is discussed for delinquent loans to determine the steps necessary to induce the borrower to cure the delinquency and restore the loan to a current status. In addition, delinquency notices are system-generated when loans are five days past-due and again at 15 days past-due.
In most cases, the Company’s collateral is real estate. If the collateral is foreclosed upon, the real estate is carried at fair market value less the estimated selling costs. The amount, if any, by which the recorded amount of the loan exceeds the fair market value of the collateral, less estimated selling costs, is a loss that is charged to the allowance for loan losses at the time of foreclosure or repossession. Resolution of a past-due loan through foreclosure can be delayed if the borrower files a bankruptcy petition because a collection action cannot be continued unless the Company first obtains relief from the automatic stay provided by the United States Bankruptcy Reform Act of 1978, as amended.

Summary of Real Estate Owned Activity
(in thousands)
Three months ended March 31, 2017

Balance - January 1, 2017	$166
Transfers into real estate owned	265
Sale of real estate owned	—
Cost of improvements on real estate owned	—
Balance - March 31, 2017	$431

During the three months ended March 31, 2017, one residential property with a fair value of $265,000 was transferred to other real estate owned.
Allowance for Loan Losses and Related Provision
The allowance for loan losses is maintained at a level sufficient to absorb estimated credit losses in the loan portfolio as of the date of the financial statements.  The allowance for loan losses is a valuation reserve available for losses incurred or inherent in the loan portfolio and other extensions of credit.  The determination of the adequacy of the allowance for loan losses is a critical accounting policy of the Company.
The Company’s primary lending emphasis is the origination of commercial business, construction and commercial real estate loans and mortgage warehouse lines of credit.  Based on the composition of the loan portfolio, the inherent primary risks are deteriorating credit quality, a decline in the economy, and a decline in New Jersey real estate market values.  Any one, or a combination, of these events may adversely affect the loan portfolio and may result in increased delinquencies, loan losses and increased future provision levels.
All, or part, of the principal balance of commercial business and commercial real estate loans and construction loans are charged off against the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.  Consumer loans are generally charged off no later than 120 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible.  Because all identified losses are charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans and the entire allowance is available to absorb any and all loan losses.
Management reviews the adequacy of the allowance on at least a quarterly basis to ensure that the provision for loan losses has been charged against earnings in an amount necessary to maintain the allowance at a level that is adequate based on management’s assessment of probable estimated losses. The Company’s methodology for assessing the adequacy of the allowance for loan losses consists of several key elements and is consistent with U.S. GAAP and interagency supervisory guidance.  The allowance for loan losses methodology consists of two major components.  The first component is an estimation of losses associated with individually identified impaired loans, which follows ASC Topic 310.  The second major component is an estimation of losses under ASC Topic 450, which provides guidance for estimating losses on groups of loans with similar risk characteristics.  The Company’s methodology results in an allowance for loan losses that includes a specific reserve for impaired loans, an allocated reserve and an unallocated portion.
When analyzing groups of loans under ASC Topic 450, the Bank follows the Interagency Policy Statement on the Allowance for Loan and Lease Losses.  The methodology considers the Company’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans as of the evaluation date.  These adjustment factors, known as qualitative factors, include:

•	Delinquencies and non-accruals

•	Portfolio quality

•	Concentration of credit

•	Trends in volume of loans

•	Quality of collateral

•	Policy and procedures

•	Experience, ability and depth of management

•	Economic trends – national and local

•	External factors – competition, legal and regulatory
The methodology includes the segregation of the loan portfolio into loan types with a further segregation into risk rating categories, such as special mention, substandard, doubtful and loss. This allows for an allocation of the allowance for loan losses by loan type; however, the allowance is available to absorb any loan loss without restriction.  Larger-balance, non-homogeneous loans representing significant individual credit exposures are evaluated individually through the internal loan review process.  It is this process that produces the watch list.  The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated. Based on these reviews, an estimate of probable losses for the individual larger-balance loans is determined, whenever possible, and used to establish specific loan loss reserves.  In general, for non-homogeneous loans not individually assessed and for homogeneous groups of loans, such as residential mortgages and consumer credits, the loans are collectively evaluated based on delinquency status, loan type, and historical losses. These loan groups are then internally risk rated.
The watch list includes loans that are assigned a rating of special mention, substandard, doubtful and loss.  Loans classified as special mention have potential weaknesses that deserve management’s close attention.  If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects.  Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans classified as doubtful have all the weaknesses inherent in loans classified as substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable.  Loans rated as doubtful in whole, or in part, are placed in non-accrual status.  Loans classified as a loss are considered uncollectible and are charged-off against the allowance for loan losses.
The specific allowance for impaired loans is established for specific loans that have been identified by management as being impaired. These loans are considered to be impaired primarily because the loans have not performed according to payment terms and there is reason to believe that repayment of the loan principal in whole, or in part, is unlikely. The specific portion of the allowance is the total amount of potential unconfirmed losses for these individual impaired loans. To assist in determining the fair value of loan collateral, the Company often utilizes independent third party qualified appraisal firms, which employ their own criteria and assumptions that may include occupancy rates, rental rates, and property expenses, among others.
The second category of reserves consists of the allocated portion of the allowance.  The allocated portion of the allowance is determined by taking pools of outstanding loans that have similar characteristics and applying historical loss experience for each pool.  This estimate represents the potential unconfirmed losses within the portfolio. Individual loan pools are created for commercial business loans, commercial real estate loans, construction loans, warehouse lines of credit and various types of loans to individuals.  The historical estimation for each loan pool is then adjusted to account for current conditions, current loan portfolio performance, loan policy or management changes or any other qualitative factor that may cause future losses to deviate from historical levels.
The Company also maintains an unallocated allowance.  The unallocated allowance is used to cover any factors or conditions that may cause a potential loan loss but are not specifically identifiable.  It is prudent to maintain an unallocated portion of the allowance because no matter how detailed an analysis of potential loan losses is performed, these estimates, by definition, lack precision.  Management must make estimates using assumptions and information that is often subjective and changing rapidly.

The following discusses the risk characteristics of each of our loan portfolio segments-commercial, mortgage warehouse lines of credit and consumer.
Commercial
The Company’s primary lending emphasis is the origination of commercial business and commercial real estate loans. Based on the composition of the loan portfolio, the inherent primary risks are deteriorating credit quality, a decline in the economy and a decline in New Jersey real estate market values. Any one, or a combination, of these events may adversely affect the loan portfolio and may result in increased delinquencies, loan losses and increased future provision levels.
Mortgage Warehouse Lines of Credit
The Company’s Mortgage Warehouse Unit provides revolving lines of credit that are available to licensed mortgage banking companies. The warehouse line of credit is used by the mortgage banker to originate one-to-four family residential mortgage loans that are pre-sold to the secondary mortgage market, which includes state and national banks, national mortgage banking firms, insurance companies and government-sponsored enterprises, including the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and others. On average, an advance under the warehouse line of credit remains outstanding for a period of less than 30 days, with repayment coming directly from the sale of the loan into the secondary mortgage market. Interest and a transaction fee are collected by the Bank at the time of repayment.
As a separate segment of the total portfolio, the warehouse loan portfolio is individually analyzed as a whole for allowance for loan loss purposes.  Warehouse lines of credit are subject to the same inherent risks as other commercial lending, but the overall degree of risk differs. While the Company’s loss experience with this type of lending has been non-existent since the product was introduced in 2008, there are other risks unique to this lending that still must be considered in assessing the adequacy of the allowance for loan losses. These unique risks may include, but are not limited to, (i) credit risks relating to the mortgage bankers that borrow from the Bank, (ii) the risk of intentional misrepresentation or fraud by any of such mortgage bankers, (iii) changes in the market value of mortgage loans originated by the mortgage banker, the sale of which is the expected source of repayment of the borrowings under a warehouse line of credit, due to changes in interest rates during the time in warehouse or (iv) unsalable or impaired mortgage loans so originated, which could lead to decreased collateral value and the failure of a purchaser of the mortgage loan to purchase the loan from the mortgage banker.
These factors, along with the other qualitative factors such as economic trends, concentrations of credit, trends in the volume of loans, portfolio quality, delinquencies and non-accruals, are also considered and may have positive or negative effects on the allocated allowance.  The aggregate amount resulting from the application of these qualitative factors determines the overall risk for the portfolio and results in an allocated allowance for warehouse lines of credit.
Consumer
The Company’s consumer loan segment is comprised of residential real estate loans, home equity loans and other loans to individuals. Individual loan pools are created for the various types of loans to individuals.
In general, for homogeneous groups such as residential mortgages and consumer credits, the loans are collectively evaluated based on delinquency status, loan type and historical losses. These loan groups are then internally risk rated.
The Company considers the following credit quality indicators in assessing the risk in the loan portfolio:

•	Consumer credit scores

•	Internal credit risk grades

•	Loan-to-value ratios

•	Collateral

•	Collection experience

The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data:

Allowance for Loan Losses (Dollars in thousands)
	Three Months Ended March 31,	Year Ended December 31,	Three Months Ended March 31,
	2017	2016	2016
Balance, beginning of period	$7,494	$7,560	$7,560
Provision (credit) charged to operating expenses	150	(300)	(200)
Loans charged off :
Construction loans	—	—	—
Residential real estate loans	(101)	—	—
Commercial business and commercial real estate	—	(157)	(60)
Loans to individuals	—	—	—
Lease financing	—	—	—
All other loans	—	(1)	—
	(101)	(158)	(60)
Recoveries
Construction loans	—	—	—
Residential real estate loans	—	—	—
Commercial business and commercial real estate	6	386	—
Loans to individuals	1	6	2
Lease financing	—	—	—
All other loans	—	—	—
	7	392	2
Net (charge offs) recoveries	(94)	234	(58)
Balance, end of period	$7,550	$7,494	$7,302
Loans :
At period end	$676,411	$724,808	$658,988
Average during the period	664,066	691,180	637,498
Net (charge offs) recoveries to average loans outstanding	(0.01)%	0.03%	(0.01)%
Net (charge offs) recoveries to average loans outstanding, excluding mortgage warehouse loans	(0.02)%	0.05%	(0.01)%
Allowance for loan losses to :
Total loans at period end	1.12%	1.03%	1.11%
Total loans at period end excluding mortgage warehouse loans	1.29%	1.28%	1.38%
Non-performing loans	101.76%	144.18%	132.20%

The following table represents the allocation of the allowance for loan losses (“ALL”) among the various categories of loans and certain other information as of March 31, 2017 and December 31, 2016, respectively.  The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

(Dollars in thousands)
	March 31, 2017			December 31, 2016
	Amount	ALL as a % of Loans	% of Loans	Amount	ALL as a % of Loans	% of Loans
Commercial real estate loans	$2,634	1.02%	38%	$2,574	1.06%	34%
Commercial business	1,822	1.80%	15%	1,732	1.74%	14%
Construction loans	1,370	1.27%	16%	1,204	1.25%	13%
Residential real estate loans	365	0.88%	6%	367	0.82%	6%
Loans to individuals	122	0.52%	4%	112	0.47%	3%
Subtotal	6,313	1.18%	79%	5,989	1.18%	70%
Mortgage warehouse lines	642	0.45%	21%	973	0.45%	30%
Unallocated reserves	595	—	—	532	—	—
Total	$7,550	1.12%	100%	$7,494	1.03%	100%
The Company recorded a provision for loan losses in the amount of $150,000 for the three months ended March 31, 2017 compared to a $200,000 credit (negative) provision for loan losses for the three months ended March 31, 2016. A provision for loan losses was recorded for the first quarter of 2017 primarily due to the growth in commercial real estate and construction loans. Net charge-offs of loans were $94,000 for the three months ended March 31, 2017 compared to net charge-offs of $58,000 for the three months ended March 31, 2016.
At March 31, 2017, the allowance for loan losses was $7.6 million, a $56,000 increase from the allowance for loan losses at December 31, 2016. As a percentage of total loans, the allowance was 1.12% at the end of the first quarter of 2017 compared to 1.03% at year-end 2016 and 1.11% at March 31, 2016.   The allowance for loan losses was 102% of non-accrual loans at March 31, 2017 compared to 144% of non-accrual loans at December 31, 2016. Management believes that the quality of the loan portfolio remains sound, considering the economic climate in the State of New Jersey, and that the allowance for loan losses is adequate in relation to credit risk exposure levels and the estimated incurred and inherent losses in the loan portfolio.

Deposits

Deposits, which include demand deposits (interest bearing and non-interest bearing), savings deposits and time deposits, are a fundamental and cost-effective source of funding.  The flow of deposits is influenced significantly by general economic conditions, changes in market interest rates and competition.  The Bank offers a variety of products designed to attract and retain customers, with the Bank’s primary focus on the building and expanding of long-term relationships.

The following table summarizes deposits at March 31, 2017 and December 31, 2016.

(Dollars in thousands)
	March 31, 2017	December 31, 2016
Demand
Non-interest bearing	$184,210	$170,854
Interest bearing	338,115	310,103
Savings	210,214	205,294
Time	136,281	148,265
Total	$868,820	$834,516
At March 31, 2017, total deposits were $868.8 million, an increase of $34.3 million, or 4.1%, from $834.5 million at December 31, 2016.  Overall, the increase in deposits was due primarily to an increase of $28.0 million in interest bearing demand deposits, an increase of $13.4 million in non-interest bearing demand deposits and a $4.9 million increase in savings deposits, which were partially offset by a decrease of $12.0 million in time deposits.

Borrowings
Borrowings are mainly comprised of Federal Home Loan Bank (“FHLB”) borrowings and overnight funds purchased.  These borrowings are primarily used to fund asset growth not supported by deposit generation.  The balance of borrowings was $10.0 million at March 31, 2017 and consisted of $10.0 million of long-term FHLB borrowings that mature in July 2017, compared to $73.1 million at December 31, 2016, which consisted of $63.1 million of overnight borrowings from the FHLB and $10.0 million of long-term FHLB borrowings.
Liquidity
At March 31, 2017, the amount of liquid assets and the Bank's access to off-balance sheet liquidity remained at a level management deemed adequate to ensure that contractual liabilities, depositors’ withdrawal requirements and other operational and customer credit needs could be satisfied.
Liquidity management refers to the Company’s ability to support asset growth while satisfying the borrowing needs and deposit withdrawal requirements of customers.  In addition to maintaining liquid assets, factors such as capital position, profitability, asset quality and availability of funding affect a bank’s ability to meet its liquidity needs.  On the asset side, liquid funds are maintained in the form of cash and cash equivalents, federal funds sold, investment securities held to maturity maturing within one year, securities available for sale and loans held for sale.  Additional asset-based liquidity is derived from scheduled loan repayments as well as investment repayments of principal and interest. Investment securities and loans may also be pledged to the FHLB to collateralize additional borrowings.  On the liability side, the primary source of liquidity is the ability to generate core deposits.  Long-term and short-term borrowings are used as supplemental funding sources when growth in the core deposit base does not keep pace with that of earnings assets.
The Bank has established a borrowing relationship with the FHLB that further supports and enhances liquidity. During 2010, the FHLB replaced its Overnight Line of Credit and One-Month Overnight Repricing Line of Credit facilities available to member banks with a fully secured line of up to 50 percent of a bank’s quarter-end total assets.  Under the terms of this facility, the Bank’s total credit exposure to the FHLB cannot exceed 50 percent of its total assets, or $504.9 million, at March 31, 2017.  In addition, the aggregate outstanding principal amount of the Bank’s advances, letters of credit, the dollar amount of the FHLB’s minimum collateral requirement for off-balance sheet financial contracts and advance commitments cannot exceed 30 percent of the Bank’s total assets, unless the Bank obtains approval from the FHLB’s Board of Directors or its Executive Committee.  These limits are further restricted by a member’s ability to provide eligible collateral to support its obligations to the FHLB as well as the ability to meet the FHLB’s stock requirement. At March 31, 2017, the Bank pledged collateral to the FHLB to support additional borrowing capacity of $176.6 million. The Bank also maintains unsecured federal funds lines of $46.0 million with two correspondent banks.
The Consolidated Statements of Cash Flows present the changes in cash from operating, investing and financing activities.  At March 31, 2017, the balance of cash and cash equivalents was $47.9 million.
Net cash provided by operating activities totaled $12.5 million for the three months ended March 31, 2017 compared to net cash provided by operating activities of $7.9 million for the three months ended March 31, 2016.  A source of funds is net income from operations adjusted for activity related to loans originated for sale and sold, the provision for loan losses, depreciation and amortization expenses and net amortization of premiums and discounts on securities.  Net cash provided by operating activities for the three months ended March 31, 2017 was higher than net cash provided by operating activities for the three months ended March 31, 2016 due primarily to a higher amount of net proceeds from the origination and sale of loans of approximately $7.5 million.
Net cash provided by investing activities totaled $49.6 million for the three months ended March 31, 2017 compared to $17.2 million for the three months ended March 31, 2016. The primary source of cash provided by investing activities for the first three months of 2017 was a net decrease in loans of $48.0 million compared to a net decrease in loans of $23.4 million for the first three months of 2016. The securities portfolios are also a source of liquidity, providing cash flows from maturities and periodic repayments of principal.  For the three months ended March 31, 2017 and March 31, 2016, prepayments and maturities of investment securities totaled $20.1 million and $14.6 million, respectively. Cash was used to purchase investment securities of $23.2 million for the three months ended March 31, 2017 compared to purchases of $22.4 million of investment securities for the three months ended March 31, 2016.
Net cash used in financing activities was $29.1 million for the three months ended March 31, 2017 compared to $21.6 million of net cash used in financing activities for the three months ended March 31, 2016.  The primary use of funds for the 2017 period was the decrease in borrowed funds of $63.1 million and the payment of cash dividends in the amount of $401,000, which were partially offset by an increase in deposits of $34.3 million. The primary use of funds in the 2016 period was the decrease in borrowed funds of $38.6 million, which was partially offset by an increase in deposits of $17.1 million.

Shareholders’ Equity and Dividends
Shareholders’ equity increased by $1.8 million, or 1.7%, to $106.6 million at March 31, 2017 from $104.8 million at December 31, 2016.  Tangible book value per common share increased by $0.19 to $11.69 at March 31, 2017 from $11.50 at December 31, 2016.   The ratio of average shareholders’ equity to total average assets was 10.58% at March 31, 2017 compared to 10.06% at December 31, 2016.
Shareholders’ equity increased $1.8 million due primarily to an increase of $1.5 million in retained earnings and an increase of $235,000 from the exercise of options and share-based compensation.
On September 15, 2016, the Board of Directors of the Company declared a cash dividend of $0.05 per common share. The cash dividend was paid on October 21, 2016 to all shareholders of record as of the close of business on September 28, 2016. This action represented the first cash dividend declared by the Company on its common shares. The Company also paid a $0.05 per common share dividend on January 24, 2017 and April 25, 2017. The timing and the amount of the payment of future cash dividends, if any, on the Company's common shares will be at the discretion of the Company's Board of Directors and will be determined after consideration of various factors, including the level of earnings, cash requirements, regulatory capital and financial condition.
The Company’s common stock is quoted on the Nasdaq Global Market under the symbol “FCCY."
On January 21, 2016, the Board of Directors of the Company authorized a new common stock repurchase program. Under the new common stock repurchase program, the Company may repurchase in open market or privately negotiated transactions up to five (5%) percent of its common stock outstanding on the date of approval of the stock repurchase program, which limitation will be adjusted for any future stock dividends. This new repurchase program replaces the repurchase program authorized on August 3, 2005.
Disclosure of repurchases of shares of common stock of the Company that were made during the quarter ended March 31, 2017 is set forth under Part II, Item 2 of this report, “Unregistered Sales of Equity Securities and Use of Proceeds.”
Actual capital amounts and ratios for the Company and the Bank as of March 31, 2017 and December 31, 2016 were as follows:

(Dollars in thousands)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2017
Company
Common equity Tier 1 (CET1)	$94,916	10.81%	$39,496	>4.5%	N/A	N/A
Total Capital to Risk Weighted Assets	120,466	13.73%	70,215	>8%	N/A	N/A
Tier 1 Capital to Risk Weighted Assets	112,916	12.87%	52,661	>6%	N/A	N/A
Tier 1 Leverage Capital	112,916	11.46%	39,420	>4%	N/A	N/A
Bank
Common equity Tier 1 (CET1)	$110,378	12.58%	$39,496	>4.5%	$57,050	≥6.5%
Total Capital to Risk Weighted Assets	117,928	13.44%	70,215	>8%	87,769	≥10%
Tier 1 Capital to Risk Weighted Assets	110,378	12.58%	52,661	>6%	70,215	≥8%
Tier 1 Leverage Capital	110,378	11.20%	39,420	>4%	49,275	>5%

As of December 31, 2016
Company
Common equity Tier 1 (CET1)	$93,101	10.40%	$40,302	>4.5%	N/A	N/A
Total Capital to Risk Weighted Assets	118,595	13.24%	71,648	>8%	N/A	N/A
Tier 1 Capital to Risk Weighted Assets	111,101	12.41%	53,736	>6%	N/A	N/A
Tier 1 Leverage Capital	111,101	10.93%	40,658	>4%	N/A	N/A
Bank
Common equity Tier 1 (CET1)	$108,606	12.13%	$40,302	>4.5%	$58,214	≥6.5%
Total Capital to Risk Weighted Assets	116,100	12.96%	71,648	>8%	89,560	>10%
Tier 1 Capital to Risk Weighted Assets	108,606	12.13%	53,736	>6%	71,648	≥8%
Tier 1 Leverage Capital	108,606	10.68%	40,658	>4%	50,823	>5%
In July 2013, the Federal Reserve Board and the FDIC approved revisions to their capital adequacy guidelines and prompt corrective action rules that implemented and addressed the revised standards of Basel III and addressed relevant provisions of the Dodd-Frank Act.  The Federal Reserve Board’s final rules and the FDIC’s interim final rules (which became final in April 2014 with no substantive changes) apply to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more and top-tier savings and loan holding companies (“banking organizations”). Among other things, the rules established a common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets) and increased the minimum Tier 1 capital to risk-weighted assets requirement (from 4% to 6% of risk-weighted assets). Banking organizations are also required to have a total capital ratio of at least 8% and a Tier 1 leverage ratio of at least 4%.
The rules also limited a banking organization’s ability to pay dividends, engage in share repurchases or pay discretionary bonuses if the banking organization does not hold a “capital conservation buffer” consisting of 2.50% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements.  The rules became effective for the Company and the Bank on January 1, 2015. The capital conservation buffer requirements began phasing in on January 1, 2016 at 0.625% of common equity Tier 1 capital to risk-weighted assets and will increase by that amount each year until fully implemented in January 2019 at 2.50% of common equity Tier 1 capital to risk-weighted assets. As of January 1, 2017, the Company and the Bank were required to maintain a capital conservation buffer of 1.25%. At March 31, 2017, the Company's and the Bank's common equity Tier 1 capital ratio of 10.81% and 12.58%, respectively, exceeded the combined common equity Tier 1 minimum capital and capital conservation buffer of 5.75%.
At March 31, 2017, the capital ratios of the Company and the Bank exceeded the minimum Basel III capital requirements.  It is management’s goal to monitor and maintain adequate capital levels to continue to support asset growth and the expansion of the Bank and to continue its status as a well-capitalized institution.
Interest Rate Sensitivity Analysis
The largest component of the Company’s total income is net interest income, and the majority of the Company’s financial instruments are composed of interest rate-sensitive assets and liabilities with various terms and maturities. The primary objective of management is to maximize net interest income while minimizing interest rate risk. Interest rate risk is derived from timing differences and the magnitude of relative changes in the repricing of assets and liabilities, loan prepayments, deposit withdrawals and differences in lending and funding rates. Management actively seeks to monitor and control the mix of interest rate-sensitive assets and interest rate-sensitive liabilities.
Under the interest rate risk policy established by the Company's Board of Directors, the Company established quantitative guidelines with respect to interest rate risk and how interest rate shocks are projected to affect net interest income and the economic value of equity. Due to the current low level of market interest rates, the current monetary policy of the Federal Reserve Board and recent communications from the Federal Reserve Board, management believes that it is more likely that market interest rates may increase than decrease over the intermediate term. Summarized below is the projected effect of a parallel shift of an increase of 200 and 300 basis points, respectively, in market interest rates on net interest income and the economic value of equity.

Based upon the current interest rate environment, as of March 31, 2017, sensitivity to interest rate risk was as follows:

(Dollars in thousands)		Next 12 Months Net Interest Income			Economic Value of Equity (2)
Interest Rate Change in Basis Points (1)	Dollar Amount	$ Change	% Change	Dollar Amount	$ Change	% Change
+300	$40,321	$3,922	10.78%	$144,155	$1,535	1.08%
+200	38,972	2,573	7.07%	143,874	1,254	0.88%
—	36,399	—	—%	142,620	—	—%

(1)	Assumes an instantaneous and parallel shift in interest rates at all maturities.

(2)	Economic value of equity is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

The Company employs many assumptions to calculate the impact of changes in interest rates on assets and liabilities, and actual results may not be similar to projections due to several factors, including the timing and frequency of rate changes, market conditions and the shape of the yield curve. Actual results may also differ due to management's actions, if any, in response to changing rates. In calculating these exposures, the Company utilized an interest rate simulation model that is validated by third-party reviewers on an annual basis.